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                                                                       EXHIBIT 5





                                 January 11, 1999



McRae Industries, Inc.
400 North Main Street
Mt. Gilead, North Carolina  27306

Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 334,000 shares of the $1.00 par value Class A Common Stock (the "Class A Common Stock") and 108,000 shares of the $1.00 par value Class B Common Stock (the "Class B Common Stock") of McRae Industries, Inc., a Delaware corporation (the "Company"), by the Registration Statement on Form S-8 for the McRae Industries, Inc. Employee Stock Ownership and Savings Plan (the "Plan") to be filed by you with the Securities and Exchange Commission.

         We have made such investigations of law, examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 334,000 shares of the Class A Common Stock and the 108,000 shares of Class B Common Stock covered by the Registration Statement have been duly and validly authorized and issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Kennedy Covington Lobdell & Hickman, LLP

                                    Kennedy Covington Lobdell & Hickman, LLP